Exhibit 10.47
EMPLOYMENT AND CHANGE-OF-CONTROL AGREEMENT
          THIS EMPLOYMENT AND CHANGE-OF-CONTROL AGREEMENT (“Agreement”) made as of the 1st day of November, 2009, by and between CENTRA BANK, INC., a West Virginia corporation (“Employer”), and Henry M. Kayes, Jr. (“Employee”), joined in by CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation (“Centra Financial”), and by CENTRA FINANCIAL CORPORATION-MARTINSBURG, INC., a West Virginia corporation (“CFC”).
WITNESSETH THAT:
          WHEREAS, Employer desires to retain the services of Employee as its Executive Vice President and Chief Operating Officer and President — Centra Financial Corporation-Martinsburg, Inc., and Employee is willing to make his or her services available to Employer, on the terms and subject to the conditions set forth herein; and
          WHEREAS, Employee acknowledges that this Agreement is a benefit to him or her, that this Agreement is not required for continued employment with Employer or any affiliate and that Employee is executing this Agreement voluntarily and of his or her free will and volition.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
          1. Employment. Employee is hereby employed as Executive Vice President and Chief Operating Officer of Employer and President — Centra Financial Corporation-Martinsburg, to have such duties and responsibilities as are commensurate with such position. Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer and its Board of Directors. Employee shall perform such duties as are customarily performed by one holding such position in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him or her from time to time by Employer, consistent with his position.
          2. Term of Agreement. The term of this Agreement (Term) shall commence from and after the date hereof, and shall terminate on the day next preceding the second anniversary of the date hereof, except for the provisions of Subsection 4(d), which will survive the term of this Agreement and shall be for a term of two (2) years (Change-of-Control Term). The Change-of-Control Term will be automatically extended for one month, on each monthly anniversary date after the date hereof, that Employee is employed by Employer.

          3. Compensation; Other Benefits.
               a. For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, for the two-year period beginning on the date hereof, an annual salary of $185,000.00, payable in accordance with the payroll practices of Employer applicable to all officers. This salary may be reviewed for an increase sooner if approved by Employee’s Board of Directors. Any salary increase payable to Employee shall be determined based on a review of Employee’s total compensation package, Employer’s performance, the performance of Employee and market competitiveness. Employee’s annual salary, as it may be adjusted from time to time, will be his or her base salary for purposes of future calculations of benefits. The base salary for purposes of future calculation of benefits may not be reduced.
               b. Except as modified by this Agreement, Employee shall be entitled to participate in all compensation or employee benefit plans or programs for which Employee may legally be eligible, and to receive all benefits, perquisites and emoluments for which executive officers of Employer generally are eligible under any plan or program now or hereafter established and maintained by Employer, including group hospitalization, health, dental care, life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift, profit-sharing, bonus and incentive plans, deferred compensation plans, sick-leave plans, and executive incentive compensation plans, including, without limitation, capital accumulation programs and stock purchase plans. Employee shall be entitled to four (4) weeks of vacation per year.
               c. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee (and his or her spouse where there is a legitimate business reason for his or her spouse to accompany him or her) in connection with the performance of his or her duties and obligations under this Agreement, subject to Employee’s presentation of appropriate vouchers in accordance with such procedures as Employer may from time to time establish for executive officers generally.
          4. Termination.
               a. Termination of Employment. Except for Just Cause, in the event that Employee shall suffer a termination of employment by Employer or a material change in title, position, status, pay or benefits, location of employment or authority or duties, the Employee shall be entitled to receive two year’s compensation, including base salary for purposes of benefit calculation, and customary and usual incentives and bonuses (based on the average of the incentives and bonuses paid to Employee during or for the previous two full years, or if less than two full years the amount of said incentives and bonuses so paid divided by two, prior to termination) payable to Employee within ninety (90) days after termination, and all benefits as set forth in this Agreement, including the benefits provided for in Section 3 hereof, except use of an automobile and country club membership, will continue to be paid by Employer for a period of two (2) years or until Employee is employed by a third party who provides or makes available such benefits to its employees, generally, whichever is earlier. At the time of said termination, this Agreement shall terminate and the Employer shall be obligated to make the payments as set forth in this Subsection 4(a) as severance compensation to the Employee.

Provided, however, that the payments provided for herein shall not be payable to Employee in the event of voluntary termination by Employee, except a voluntary termination by Employee following a material change in title, position, status, pay or benefits, location of employment or authority or duties by Employer without Just Cause.
               b. Death. If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 4(b), if Employee dies while employed by Employer, Employee’s estate shall receive Employee’s Compensation as defined in Section 3 herein for a period of two years. If the Employee shall die while terminated from the Bank and is receiving payments as set forth in Subsection 4(a) hereinabove, then the Employee’s beneficiaries shall, at their option, be entitled to receive the remainder of payments due hereunder in a lump sum. Said amount shall be payable on the first day of the second month following the decease of the Employee.
               c. Just Cause. Employer shall have the right to terminate Employee’s employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for “Just Cause” shall be defined as (i) the willful and/or continued failure of Employee to perform substantially his or her duties with the Employer to the Employer’s reasonable satisfaction (other than any such failure resulting from Employee’s incapacity due to illness), (ii) the willful engaging by Employee in illegal conduct, personal dishonesty, gross personal misbehavior, or gross misconduct that is demonstrably injurious to Employer, Centra Financial, or CFC, (iii) the Employee’s conviction of, or plea of guilty or nolo contendere to, a felony involving moral turpitude, (iv) breach of any fiduciary duty involving personal profit, (v) failure to pass any legal drug test given by or on behalf of the Employer pursuant to a drug testing policy applicable to Employer’s employees generally, (vi) a material breach by Employee of this Agreement or any employment agreement with Employer, or (vii) breach of Section 6 hereof, with a breach to be determined in Employer’s sole discretion. In the event Employee’s employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.
               d. Change of Control. In the event of a Change of Control (as defined below) of Employer at any time after the date hereof, and there is a termination as defined in Section 4(a) within 24 months after the Change of Control, Employee shall be entitled to receive any compensation due but not yet paid through the date of termination and all compensation and benefits as set forth in Section 4(a) of this Agreement payable within ninety (90) days following such termination.
          A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer or Centra Financial representing 50% or more of the combined voting power of Employer’s then outstanding securities; provided, however, that any public or private stock issuance by Employer shall not constitute a change of control for purposes hereunder; or (ii) during the term of this Agreement: (X) as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or (Y) as a result of a proxy contest, merger, consolidation or sale of assets, and (Z) as a result of either or any combination of the foregoing, there is a change in the composition of at least one-half of the members of Employer’s Board of Directors, except new directors whose election or nomination for election by Employer’s shareholders is approved by a vote of at least a majority of the directors still in office who were directors at the beginning of such two-year period; or (iii) the shareholders of Employer or Centra Financial approve a merger or consolidation of Employer or Centra Financial with and into any other corporation or entity, which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Employer or Centra Financial outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Employer or Centra Financial or such surviving entity outstanding immediately after such merger or consolidation.
               e. Non-Competition. During any period in which or for which Employee receives compensation pursuant to this Agreement, including any period represented by payments under Section 4(a) hereof, Employee will not directly or indirectly, either as a principal, agent, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which Employer or its Affiliates are engaged, anywhere in any county in which Employer or its Affiliates have an office, and in any county contiguous to any county in which Employer or its Affiliates have an office, nor will Employee solicit, or assist any other person in soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate their employment with Employer or its Affiliates. The term Affiliate as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term Person as used in this Agreement means any person, partnership, corporation, group or other entity.
               f. No Mitigation. In receiving any payments pursuant to this Section 4, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.
               g. Parachute Payments.
                    (1) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by Employer (or any of its affiliated entities) or any entity which effectuates a Change of Control (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise) (the Payments) would be subject to the excise tax (the Excise Tax) under Section 4999 of the Internal Revenue Code of 1986, as amended (the Code), then the amounts payable to Employee under this Agreement shall be reduced (reducing first the payments under Section 3(b), unless an alternative method of reduction is elected by Employee) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the Safe Harbor Cap). For purposes of reducing the Payments of the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced, unless consented to by Employee.
                    (2) All determinations required to be made under this Subsection 4(g) shall be made by the public accounting firm that is generally retained by Employer (the Accounting Firm). In the event that the Accounting Firm is serving as accountant or auditor for any individual, entity or group effecting a Change of Control (or if the Accounting Firm fails to make the Determination), Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Employee that he or she is not required to report any Excise Tax on his federal income tax return. All fees, costs and expenses (including, but not limited to the costs of retaining experts) of the Accounting Firm shall be borne by Employer, and the determination by the Accounting Firm shall be binding upon Employer and Employee (except as provided in Subsection (3) below).
                    (3) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the IRS) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Employee by Employer, which are in excess of the limitations provided in this Section 4 (hereinafter referred to as an Excess Payment), such Excess Payment shall be deemed for all purposes to be a loan to Employee made on the date Employee received the Excess Payment and Employee shall repay the Excess Payment to Employer on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by Employer shall have been made (an Underpayment), consistent with the calculations required to be made under this Subsection 4(g). In the event that it is determined (i) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS, or (ii) pursuant to a determination by a court, that an Underpayment has occurred, Employer shall pay an amount equal to such Underpayment to Employee within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Employee until the date of payment.
               h. Key Employee. To the extent that Employee is a “key employee” (as defined under Section 416(i) of the Internal Revenue Code, disregarding Section 416(i)(5) of the Internal Revenue Code) of the Company, no payment of Termination Compensation may be made under this Section 4 prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Employee’s separation from service, or (ii) the date of the Employee’s death; provided, however, that the six (6) month delay required under this Section 4(i) shall not apply to the portion of any payment resulting from the Employee’s “involuntary separation from service” (as defined in Treas. Reg. 1.409A 1(n) and including a “separation from service for good reason” as defined in Treas. Reg. 1.409A i(n)(2) that (a) is payable no later than the last day of the second year following the year in which the separation of service occurs, and (b) does not exceed two times the lesser of (i) the Employee’s annualized compensation for the year prior to the year in which the separation from services occurs, or (ii) the dollar limit described in Section 401 (a)(17) of the Code. To the extent Termination Compensation payable in monthly installments under this Section 4 is required to be deferred under the preceding sentence, the first six months of monthly installments shall be payable in month seven following Employee’s separation from service and the remaining monthly payments shall be made when otherwise scheduled.
               i. Termination of Employment. Any reference in this Agreement to a termination of employment, severance from employment or separation from employment shall be deemed to mean a “Termination of Employment.” A “Termination of Employment” means the termination of the Employee’s employment with the Company and its Affiliates for reasons other than death or disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Employee’s employment. A Termination of Employment will be considered to have occurred if it is reasonably anticipated that:
     (i) the Employee will not perform any services for the Company or its Affiliates after Termination of Employment, or
     (ii) the Employee will continue to provide services for the Company or its Affiliates at an annual rate that is less than fifty percent (50%) of the bona fide services rendered during the immediately preceding twelve (12) months of employment.
          5. Other Employment. Employee shall devote all of his or her business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer’s business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer’s business if such investment is limited to less than 5% of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange or less than 1% of the capital stock of any other entity.
6. Nondisparagement. Employee agrees that during the Term of this Agreement and for five (5) years thereafter not to make any statements that disparage Employer, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6. For the purposes of this Agreement the term “disparagement”, “disparaging” or “disparage” shall mean a comment, remark, statement or implication, direct or indirect, made orally, in writing or by any other medium that has the effect of: (i) casting doubt on the quality of goods or services of a person or entity; (ii) influencing, or tending to influence, another not to conduct business or associate with a person or entity; (iii) derogating, belittling, discrediting, casting in a bad light or defaming a person or entity; or (iv) taking away, casting doubt on, or reducing, or detracting from, the general reputation, veracity, competency, character or worth of a person or entity or the quality of the products or services of a person or entity.
          7. Arbitration. Except as otherwise provided in this Section 7, all disputes arising out of or relating to this Agreement, the interpretation or application of this Agreement, or Employee’s employment with Employer (hereinafter “Covered Disputes”), shall be resolved solely and exclusively by binding arbitration, applying the law of West Virginia.
          Unless otherwise agreed in writing by the parties:
(i)	the arbitration will be conducted before a single arbitrator of the American Arbitration Association (“AAA”), in accordance with the rules of the AAA then in effect regarding arbitration of employment disputes, which arbitrator shall be independent of and from all of the parties, and the arbitrator, any immediate family member living in the arbitrator’s household or any entity controlled by the arbitrator or any immediate family member living in the arbitrator’s household shall not be a customer, supplier, contractor or shareholder of Employer or any affiliate thereof; and

(ii)	the arbitration will be conducted in Morgantown, West Virginia.
          For purposes of the foregoing, “control” shall mean the direct or indirect ownership of a majority of an entity’s capital stock, ownership units or other ownership interests, or the direct or indirect ownership of an interest in a partnership as a general partner. The award rendered by the arbitrator shall be binding on the parties, and judgment on such award may be entered by any court of competent jurisdiction.
a. Injunctions to Enforce Arbitration and to Restrain Violations Pending Arbitration. Notwithstanding the foregoing, either party may file a lawsuit to compel arbitration of disputes between the parties and to enjoin violations of this Agreement pending arbitration. Such lawsuit may be brought only in the Circuit Court of Monongalia County, West Virginia, or the United States District Court for the Northern District of West Virginia, and Employee and Employer hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience of the forum. Specifically, by executing this Agreement, Employee and Employer agree, consent, and stipulate that, in any action to compel arbitration of a Covered Dispute or to enjoin violations of this Agreement pending arbitration: (i) the aforesaid courts have personal jurisdiction over Employee and Employer, (ii) venue is proper in those courts, (iii) those courts provide a convenient forum for that action; and (iv) neither the Employer nor the Employee shall be required to provide a bond or surety pursuant to West Virginia Code Section 53-5-9, and in the event such bond or such surety is required that the amount of such bond or such surety be as little as possible.
          To the maximum extent permitted by the law, the parties stipulate and agree that this provision supersedes any analysis of choice of laws. To the extent that a choice-of-laws analysis is required, the parties stipulate and agree that West Virginia and Federal law shall govern such analysis.
               b. Arbitration Costs. Employer shall pay all costs and fees charged by AAA for the arbitration, including the arbitrator’s fees and expenses (“Arbitration Costs”) provided, however, the arbitrator shall apportion the award of Arbitration Costs between the parties based upon their relative degree of success.
          8. Joinder by Centra Financial and CFC. Centra Financial and CFC join into this Agreement to evidence their consent to, and their agreement to be bound by, the terms hereof. CFC further agrees to employ Employee as its Executive Vice President and Chief Operating Officer of Employer and President — Centra Financial Corporation-Martinsburg, Inc. during all times that Employee is Executive Vice President of Employer, with compensation to Employee to be made by Employer until such time as Employer, Employee, CFC, and Centra Financial agree to the contrary.
          9. Miscellaneous.
               a. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.
               b. This Agreement constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.
               c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.
               d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:
          To Employer:
President
Centra Bank, Inc.
990 Elmer Prince Drive
P. O. Box 656
Morgantown, WV 26507-0656
          with a copy to:

President
Centra Financial Holdings, Inc.
Centra Financial Corporation-Morgantown, Inc.
990 Elmer Prince Drive
P.O. Box 656
Morgantown, WV 26507-0656
Corporate Secretary
Centra Financial Corporation-Martinsburg, Inc.
P.O. Box 1109
Martinsburg, WV 25402
          To Employee:
Henry M. Kayes, Jr.
122 N. Rosemont Avenue
Martinsburg, WV 25401
          with a copy (which shall not constitute notice) to:
Henry M. Kayes
Jenkins Fenstermaker, PLLC
Suite 100, Coal Exchange Building
Fourth Avenue and Eleventh Street
PO Box 2688
Huntington, WV 25726-2688
          Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Section 8(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.
               e. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
               f. The Employer shall not merge or consolidate into or with another bank or sell substantially all its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

               g. It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Employee and the Employer.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CENTRA BANK, INC.

/s/ Douglas J. Leech

Douglas J. Leech
President and CEO

CENTRA FINANCIAL HOLDINGS, INC.

/s/ Douglas J. Leech

Douglas J. Leech
President and CEO

CENTRA FINANCIAL CORPORATION-MARTINSBURG, INC.

/s/ Douglas J. Leech

Douglas J. Leech
Vice President

EMPLOYEE:

/s/ Henry M. Kayes, Jr.

Henry M. Kayes, Jr.